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                                                                    Exhibit 99.1


                            [OraPharma Letterhead]

March 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

In connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2001, which report will include audited financial statements with an accountant's report issued by Arthur Andersen LLP ("Andersen"), we hereby inform you that Andersen has represented to us in writing that Andersen's audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and that there was availability of Andersen's national office for consultation.

Sincerely,

OraPharma, Inc.

/s/ James A. Ratigan
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James A. Ratigan
Vice President and Chief Financial Officer